Exhibit 99.2

Pitney Bowes Completes Sale of
Document Messaging Technologies Business to Platinum Equity

STAMFORD, Conn. July 2, 2018 --- Pitney Bowes Inc. (NYSE:PBI) today announced that the previously disclosed sale of its Document Messaging Technologies (DMT) production mail and supporting software business to Platinum Equity has been completed, with the exception of certain non-U.S. jurisdictions that are each expected to close sometime in the third or early fourth quarter, subject to individual country regulatory requirements.
The company expects to use the majority of the net proceeds from the sale to pay down debt.
Pitney Bowes is a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and data. The company first announced the sale of DMT to Platinum Equity in April.
DMT is a global leader in enterprise print, mail and customer communications solutions.  The sale includes DMT’s enterprise mail, print and data management software business that integrates data with print streams to optimize document output for high-volume production mailers.
Grant Miller, President and CEO, Document Messaging Technologies, said: “This is a landmark evolution of our business, which will benefit our clients and our employees as we become a standalone company with the flexibility and resources to take our business to the next level. Over the past several years, we have extended our leadership position in the enterprise print and mail market by delivering unmatched service and value to our clients around the world. We will continue to outpace the market by delivering new and innovative printing, inserting and sorting solutions that are underpinned by software, data and world-class service.”
Platinum Equity is a leading global private equity firm with a highly specialized focus on business operations and more than 20 years’ experience acquiring and operating businesses that have been part of large corporate entities.
“DMT is an outstanding business with industry leading solutions, a loyal and growing client base, and an experienced leadership team at the helm,” said Platinum Equity Principal Adam Cooper. “We are excited by the opportunities we see for this business and look forward to investing in DMT’s growth, both organically and through strategic acquisitions.”
Goldman Sachs & Co. LLC served as financial advisor to Pitney Bowes and Debevoise & Plimpton LLP was the Company’s legal advisor. Morgan, Lewis & Bockius LLP served as legal advisor to Platinum.
Recast Financial Statements
The operations of DMT production mail and supporting software business will be reclassified to discontinued operations in the Company's second quarter 2018 reported results on Form 10-Q.  Amounts for the prior periods will be reclassified to conform to this presentation.

Certain reclassified historical financial information reflecting the operations of the DMT production mail and supporting software business as a discontinued operations, can be found at the company’s website at www.pb.com/investorrelations under Financial Reporting.
About Platinum Equity
Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with $13 billion of assets under management and a portfolio of more than 30 operating companies that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners IV, a $6.5 billion global buyout fund. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 22 years Platinum Equity has completed more than 200 acquisitions.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of office mailing and shipping; mailing and parcel sortation; retail fulfillment, shipping and returns; global ecommerce; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at https://www.pitneybowes.com/us.
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Contacts
Pitney Bowes
Bill Hughes – Media Relations
William.Hughes@pb.com
203-351-6785

Adam David – Investor Relations
Adam.david@pb.com
203-351-7175

Platinum Equity
Dan Whelan
dwhelan@platinumequity.com
310-282-9202